                                                                                                                                                    EXHIBIT 4.3

          FIRST SUPPLEMENTAL INDENTURE (the "First Supplement"), dated as of July 1, 1999, is entered into by and among Mississippi Chemical Corporation, a Mississippi corporation (the "Company"), and Mississippi Nitrogen, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and MissChem Nitrogen, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company (collectively the "Subsidiary Guarantors"), and HARRIS TRUST AND SAVINGS BANK, as Trustee (the "Trustee").

RECITALS OF THE COMPANY AND THE GUARANTOR

          WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of November 25, 1997, (the "Indenture"), and pursuant to Section 301 thereof, the Company by Board Resolution provided for the issuance by the Company of $200,000,000 aggregate principal amount of the Company's 71/4% Senior Notes due 2017 (the "Notes").

          WHEREAS, simultaneously herewith, the Subsidiary Guarantors are entering into guarantees (the "Bank Guarantees") of the Credit Agreement dated as of November 25, 1997 by and among the Company and the banks named therein (such Credit Agreement, as heretofore and hereafter amended, the "Bank Credit Agreement");

          WHEREAS, although not required by the Indenture, the Subsidiary Guarantors agree to enter into the First Supplement thereby guaranteeing the punctual payment and performance when due of all Obligations (as defined below);

          WHEREAS, pursuant to Section 901(h) of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may enter into this First Supplement without the consent of any Holder;

          WHEREAS, the execution and delivery of this First Supplement have been duly authorized by a Board Resolution of the Boards of Directors or equivalent bodies of the Company and the Subsidiary Guarantors; and

          WHEREAS, all conditions and requirements necessary to make the First Supplement valid and binding upon the Company and the Subsidiary Guarantors, and enforceable against the Company and the Subsidiary Guarantors in accordance with its terms, have been performed and fulfilled;

          NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE ONE
SUBSIDIARY GUARANTIES

          Section 101.   Guaranties.   Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes (all the foregoing being hereinafter collectively called the "Obligations").

          Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; or (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of or surety for the Obligations.

          Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

          Except as expressly set forth in Sections 102 and 106 of this First Supplement and Article Fourteen of the Indenture, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any setoff, reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

          Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

          In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform any other Obligation, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holders and the Trustee.

          Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of such Subsidiary Guarantor's Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article Five of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.

          Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

          Section 102.   Limitation on Liability.  Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guaranty or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty not constituting a fraudulent conveyance or fraudulent transfer under any bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the rights of creditors generally under federal or state law.

          Section 103.   Successors and Assigns.   This Article One shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

          Section 104.   No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article One shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article One at law, in equity, by statute or otherwise.

          Section 105.   Modification.   No modification, amendment or waiver of any provision of this Article One, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

          Section 106.   Release or Discharge of Subsidiary Guarantor.   Upon (i) the sale or other disposition (including by way of consolidation or merger or otherwise) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company and whether or not an Affiliate of the Subsidiary Guarantor) in compliance with the Indenture (including any applicable provisions of Article Eight thereof), or (ii) the termination, performance or release of such Subsidiary Guarantor's liability under the Bank Guaranties, such Subsidiary Guarantor shall be deemed released from all Obligations under the Indenture without any further action required on the part of the Trustee or any Holder and its Subsidiary Guaranty and such Subsidiary Guaranty shall terminate; provided, however, that such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under the Bank Credit Agreement and the Bank Guaranties shall also terminate upon such release, sale or transfer. In the event and to the extent that MCC is discharged from any of its obligations under the Indenture pursuant to the provisions of Article Fourteen thereof, the Subsidiary Guarantors shall also be so discharged. At the request of the Company, the Trustee shall execute and deliver any appropriate instrument evidencing such release or discharge.

          Section 107.   Right of Contribution.   Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its pro rata share (based on the net worth of each Subsidiary Guarantor) of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its pro rata share of such payment. Each Subsidiary Guarantor's right of contribution shall be subject to the terms and conditions of Section 108 of this First Supplement. The provisions of this Section 107 shall in no respect limit the Obligations and liabilities of any Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

          Section 108.   No Subrogation.   Notwithstanding any payment or payments made by any of the Subsidiary Guarantors hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holders against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders.

ARTICLE TWO
MISCELLANEOUS

          Section 201.   Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

          Section 202.   This First Supplement shall be effective as of the close of business on the date hereof.

          Section 203.   The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplement.

          Section 204.   This First Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

          Section 205.   This First Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

(Signatures to follow)

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

Attest: /s/ Rosalyn B. Glascoe Name: Rosalyn B. Glascoe Title: Corporate Secretary	MISSISSIPPI CHEMICAL CORPORATION By: /s/ Timothy A. Dawson Name: Timothy A. Dawson Title: Senior Vice President and Chief Financial Officer
Attest: /s/ Rosalyn B. Glascoe Name: Rosalyn B. Glascoe Title: Secretary	MISSISSIPPI NITROGEN, INC. By: /s/ Timothy A. Dawson Name: Timothy A. Dawson Title: Vice President and Treasurer
Attest: /s/ Rosalyn B. Glascoe Name: Rosalyn B. Glascoe Title: Secretary	MISSCHEM NITROGEN, L.L.C. By: /s/ Timothy A. Dawson Name: Timothy A. Dawson Title: Vice President of Finance
Attest: /s/ D.G. Donovan Name: D.G. Donovan Title: Assistant Secretary	HARRIS TRUST AND SAVINGS BANK By: /s/ J. Bartolini Name: J. Bartolini Title: Vice President